Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Energy Future Holdings Corp. Announces Proposed

Private Placements of Cash-Pay Senior Notes

Dallas – October 15, 2007 – Energy Future Holdings Corp. (formerly named TXU Corp.) announced today that it intends to sell, subject to market conditions, up to approximately $2.0 billion in aggregate principal amount of cash-pay senior notes due 2017 in a private placement pursuant to Rule 144A and Regulation S of the Securities Act of 1933.

Additionally, the company announced today that Texas Competitive Electric Holdings Company LLC, a wholly owned indirect subsidiary of Energy Future Holdings, intends to sell, subject to market conditions, up to approximately $2.5 billion in aggregate principal amount of cash-pay senior notes due 2015 in a private placement pursuant to Rule 144A and Regulation S of the Securities Act of 1933.

The net proceeds received by Energy Future Holdings and by Texas Competitive Electric Holdings Company LLC from each of their offerings of cash-pay senior notes will be used to repay indebtedness outstanding under each of their respective senior unsecured interim loan agreements.

The cash-pay senior notes anticipated to be offered and sold will not be registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the cash-pay senior notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under applicable securities laws, or absent the availability of an exemption from such registration or qualification requirements.

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Investor Relations:
Tim Hogan	Bill Huber
214.812.4641	214.812.2480